Exhibit 99.1

FindWhat.com, Inc.	News Release

Company Contact: Peter Weinberg 239-561-7229 Peter.Weinberg@FindWhat.com

FINDWHAT.COM, INC. ANNOUNCES
RECORD FOURTH QUARTER AND FULL YEAR RESULTS

FORT MYERS, FLA – FEBRUARY 23, 2005 – FINDWHAT.COM, INC. (NASDAQ: FWHT), a global leader in developing and providing performance-based marketing and commerce enabling services, today reported record financial results for the three months and year ended December 31, 2004. Highlights include:

•	Revenues were $59 million in the fourth quarter, an increase of 179% over the same period in 2003.

•	EBITDA was $11.5 million in the fourth quarter, excluding a fourth quarter non-cash goodwill impairment charge, an increase of 94% over the same period in 2003.

•	Adjusted EPS was $0.19 per diluted share and GAAP-basis EPS was $0.15 per diluted share for the fourth quarter. Both Adjusted EPS and GAAP-basis EPS reflect a reduction of $0.03 per diluted share related to a non-cash goodwill impairment charge recorded in the fourth quarter, and a non-recurring permanent tax benefit of $0.02 per diluted share. Excluding the impact of these two items, the Company’s Adjusted EPS and GAAP-basis EPS were $0.20 and $0.16 per diluted share, respectively.

•	Revenue generated for the full year 2004 was $169 million, an increase of 135% over $72 million for the full year 2003.

•	EBITDA generated for the full year 2004, excluding the above noted non-cash goodwill impairment charge, was $37.1 million, which represents an increase of 85% over full year 2003 EBITDA of $20.1 million.

•	Adjusted EPS was $0.72 per diluted share and GAAP-basis EPS was $0.60 per diluted share for the full year 2004. Both Adjusted EPS and GAAP-basis EPS for the full year include a reduction of $0.04 per diluted share related to the previously noted non-cash goodwill impairment charge recognized in the fourth quarter, and a non-recurring permanent tax benefit of $0.02 per diluted share. Before the impact of the foregoing items, the Company’s Adjusted EPS and GAAP-basis EPS for the full year 2004 were $0.74 and $0.62 per diluted share, respectively.

•	Cash, cash equivalents and short-term investments at December 31, 2004 were in excess of $54 million.

Craig Pisaris-Henderson, chairman and chief executive officer of FindWhat.com, said, “Throughout 2004 we delivered on the first phase of our corporate growth strategy by acquiring best-of-class businesses and expanding our global footprint, further strengthening our value proposition to advertisers and publishers globally. Leveraging our unique assets, the Company is well positioned to take advantage of the positive trends in performance-based marketing and commerce.”

Pisaris-Henderson said, “We are now into the second phase of our corporate growth strategy and remain focused on our long-term view towards growth and profitability. In the near-term, as our guidance implies, we are committed to increasing internal investments so that we continue to deliver quality leads that maximize conversion rates for our advertisers. To that end, we are moving forward, integrating the assets we have accumulated, creating a single transparent platform that combines relevant advertising with the visibility to measure conversions, rather than just clicks alone.”

Revenue

FindWhat.com has increased revenue for 21 sequential quarters, with record Q4 2004 revenue of $59 million, an increase of 179% over Q4 2003 revenue of $21 million. For the year ended December 31, 2004, FindWhat.com achieved record revenue of $169 million, a 135% increase over full year 2003 revenue of $72 million.

EBITDA

EBITDA was $11.5 million in the fourth quarter, excluding a non-cash goodwill impairment charge related to the Company’s acquired goodwill in Miva Corporation, a wholly owned subsidiary of FindWhat.com. This represents an increase of 94% when compared to EBITDA of $5.9 million in the same period in 2003. Excluding the non-cash goodwill impairment charge for Miva, the Company recorded full year 2004 EBITDA of $37.1 million, which represents an 85% increase over fiscal year 2003 EBITDA of $20.1 million.

Adjusted EPS

FindWhat.com recorded Adjusted EPS for the fourth quarter 2004 of $0.19 per diluted share, which includes a reduction of $0.03 per diluted share relating to the above noted non-cash goodwill impairment charge, and an increase of $0.02 per diluted share related to a non-recurring permanent tax benefit. Excluding these adjustments, FindWhat.com’s Adjusted EPS was $0.20 per diluted share, which represents an increase of 33%, compared to Adjusted EPS of $0.15 per diluted share for the same period in 2003. For the year ended December 31, 2004, FindWhat.com reported Adjusted EPS of $0.72 per diluted share. Excluding the two items noted above, the Company realized Adjusted EPS of $0.74 per diluted share which represents a 40% increase when compared to full year 2003 Adjusted EPS of $0.53 per diluted share.

GAAP Net Income

FindWhat.com recorded net income in the fourth quarter of 2004 of $4.7 million, or $0.15 per diluted share, which includes a $570,000, or $0.02 per diluted share, non-recurring permanent tax benefit, and a $1.1 million, or $0.03 per diluted share, non-cash goodwill impairment charge relating to Miva Corporation. Excluding the non-recurring permanent tax benefit and the non-cash goodwill impairment charge, which is not tax deductible (therefore impacting pre-tax and after-tax income by the same amount), the Company’s net income was $5.3 million, or $0.16 per diluted share, with an effective tax rate of 39%. This compares to $3.5 million or $0.15 per diluted share for the same period in 2003.

For the year ended December 31, 2004, FindWhat.com reported net income of $17.0 million, or $0.60 per diluted share. Excluding the permanent tax benefit and the impairment charge, net income for the year was $17.6 million, or $0.62 per diluted share, compared to net income for the full year ended December 31, 2003 of $11.8 million, or $0.53 per diluted share.

FindWhat.com believes that “EBITDA” and “Adjusted EPS” can provide meaningful comparisons of the Company’s current and projected operating performance with its historical results due to the significant increase in non-cash amortization and impairment charges that began in 2004 primarily due to certain intangible assets resulting from mergers and acquisitions. FindWhat.com defines EBITDA as net income before interest, income taxes, depreciation, and amortization, and defines Adjusted EPS as EPS before tax-adjusted amortization expense. FindWhat.com uses EBITDA and Adjusted EPS as internal barometers of its business, and sets goals and awards bonuses in part based on performance relative to these measurements, but does not believe their use lessens the importance of GAAP measures.

Business Review

FindWhat.com acquired or merged with several businesses during 2004, each of which is included in the consolidated financial statements beginning with the respective closing date:

•	Miva® on January 1st (which subsequently acquired the assets of MvCool in September)
•	Comet Systems on March 22nd
•	B&B Enterprises on June 4th
•	Espotting on July 1st

In Q1 2004, Miva and Comet contributed less than $1 million to the Company’s reported consolidated revenue; in Q2 Miva, Comet and B&B contributed less than $4 million; in Q3 2004, Miva, Comet and B&B contributed approximately $5 million; and in Q4, Miva, Comet and B&B contributed approximately $6 million to the reported consolidated revenue. Espotting contributed approximately $28 million and $29 million to the Company’s consolidated Q3 2004 and Q4 2004 revenue, respectively.

The Company believes that future revenue recognition by various divisions will not be comparable from period to period given opportunities to direct revenue from one division to another; for example, by targeting paid listings based on the Internet user’s location, rather than the home country of the distribution partner.

On December 29, 2004, the Company entered into a Perpetual License Agreement with Fast Search & Transfer, entitling the Company to an enterprise license for FAST’s Data SearchTM 360 data search and analysis software. Utilizing FAST’s technology, the Company currently intends to enhance its business in several core areas, including the following specific projects currently under review or now underway:

•	Enhancement and automation of the Company’s paid placement search infrastructure to improve editorial efficiencies using FAST’s computational linguistic technologies;
•	Creation of relevant contextual algorithms to supply greater traffic opportunities for its advertisers;
•	Creation of additional search-based solutions for the Company’s merchant customers, potentially including shopping search and site search solutions; and
•	Creation of premium web search catalogs covering the Company’s major territories to deliver a more robust and complete product offering to its distribution partners.

In addition to licensing the FAST technology, the Company has established a search product development team in Cambridge, MA and has hired Dr. Andrew Ressler to head up the Company’s efforts.  Mr. Ressler holds a PhD in Artificial Intelligence from the Massachusetts Institute of Technology.  The Company anticipates the initial product releases from its search product development team in the second quarter of 2005, with additional releases in subsequent quarters.

2005 Guidance
The Company’s preliminary guidance for projected Q1 and full year 2005 revenue, EBITDA, Adjusted EPS and GAAP-basis EPS are listed below. Full year 2005 guidance excludes any effects of any changes in accounting for stock-based compensation, which may be effective for periods reported after July 1, 2005.

2005 Revenue
Q1 2005 estimated: $55 – $59 million
Total 2005 estimated: $250 – $270 million

2005 EBITDA
Q1 2005 estimated: $8 – $10 million
Total 2005 estimated: $45 – $54 million

2005 Adjusted EPS
Q1 2005 estimated: $0.12 – $0.15 (assumes 33 million diluted shares outstanding)
Total 2005 estimated: $0.69 – $0.85 (assumes 34 million average diluted shares outstanding)

2005 GAAP-basis EPS
Q1 2005 estimated: $0.08 – $0.11 (assumes 33 million diluted shares outstanding)
Total 2005 estimated: $0.53 – $0.69 (assumes 34 million average diluted shares outstanding)

Preliminary guidance for projected Q1 and full year 2005 reflects new or expanded investments associated with the Company’s global marketing, global platform integration, and FAST search technology initiatives, along with rising expenses resulting from the Company’s patent litigation with Overture (which is scheduled for trial in Q2 2005) and professional fees associated with Sarbanes-Oxley Act compliance. The Company anticipates that these initiatives and expenses will increase total operating expenses by approximately $2 to $3 million in each of Q1 and Q2 2005 (versus their cost in Q4 2004), and approximately $6 million for full year 2005. These investments and expenses will be incurred primarily in the first half of the year, and therefore the Company currently anticipates higher EBITDA in the second half of 2005, excluding any effects of any changes in accounting for stock-based compensation.

Management Comments and Operating Metrics

Brenda Agius, chief financial officer, said, “Throughout 2004, we continued to drive growth and profitability while positioning the Company to take advantage of new opportunities in the marketplace. As a result of recent mergers and acquisitions, organic growth from existing operations, and our disciplined approach to managing expenses, we achieved revenue growth of 135% and EBITDA growth of 85% for full year 2004 versus full year 2003. While we were pleased with the efficiency of our global operations in the second half of 2004, we want to balance that efficiency with purposeful investing in new initiatives and expanding our resources in the near-term, which we anticipate will help us grow our business in the second half of 2005 and beyond. As a result of this balanced approach, while we currently believe EBITDA margins will be below 20% in Q1 and Q2 2005, we anticipate they will be above 20% for the remainder of fiscal 2005.”

Beginning with Q2 2004, FindWhat.com reported two new operating metrics to provide better insight into the progress of its business: Paid Click-throughs and Active Relationships. The information reported below for Q3 and Q4 2004 includes all divisions. Information for Q2 2004 is presented on a pro forma basis, including metrics for the entire quarter from B&B and Espotting, even though B&B was not part of the Company for the full quarter, and Espotting was not part of the Company until July 1, 2004. The Q2 2004 metrics are presented on a pro forma basis to provide a better comparison to results in subsequent quarters. FindWhat.com is including the metrics of these acquired/merged companies for the pre-closing periods, based on information obtained from their records during those periods.

Quarter	Paid Click-throughs (in millions)	Active Relationships +

Q2 2004	219	63,000
Q3 2004	224	70,000
Q4 2004	251	75,000

Note: The amounts above for Q2 2004 are presented on a pro forma basis to include metrics from Miva, Comet, B&B and Espotting as if all companies were wholly-owned on April 1, 2004.

+ FindWhat.com defines active relationships for a fiscal quarter to be those that have had a paying transaction with the Company during the quarter. FindWhat.com has relationships with over 100,000 online businesses, including businesses that are using its Miva Merchant storefront software, or that have made deposits in their FindWhat.com or Espotting Network accounts to fund future transactions, but some have not purchased any products or services from the Company during the quarter and hence are not included in the active relationships metric.

Management Conference Call

Chairman/CEO Craig Pisaris-Henderson, President/COO Phillip Thune and CFO Brenda Agius will participate in a conference call to discuss the results and the outlook for the Company. The call will take place on February 23, 2005 at approximately 5:00 p.m. Eastern Time, and will be simulcast on the Internet at:

http://www.vcall.com/CEPage.asp?ID=90577

A replay of the conference call will be available at the same URL, and on the Company’s website at http://www.findwhat.com/content/about/news/webcast.asp, for 90 days after the call.

About FindWhat.com®

FindWhat.com creates and offers proprietary performance-based marketing and commerce enabling services that help businesses of all sizes throughout the business cycle in reaching prospects, converting prospects to customers and then retaining those customers. Its marketing division creates online marketplaces where buyers are introduced to sellers at exactly the right moment, when they are searching for products and services on the Internet; this introduction is based on a bid-for-position, pay-per-click or Pay Per Call (US only), keyword-targeted advertising service. FindWhat.com offers this service directly to advertisers through the FindWhat.com Network™ in the U.S., the Espotting Network in Europe and offers a private label version of this service to large companies and portals worldwide, including Lycos and Mitsui & Co., Ltd. FindWhat.com also operates a merchant services division which includes Miva®, a leading online platform of software and services for small to medium-sized enterprises (SMEs). With its easy-to-use, highly customizable and integrated browser-based point and click business creation software and a vast partner network, Miva is focused on helping to create and enhance online business and marketing services for SMEs. Additionally, FindWhat.com has a primary traffic division, currently offered through Comet Systems, a leading provider of connected desktop consumer software. More information about FindWhat.com is available on the Company’s website at http://www.FindWhat.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as “plan,” “intend,” “believe” or “expect,” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Key risks are described in FindWhat.com’s reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K for fiscal 2003 and the most recently filed quarterly report on Form 10-Q. The forward-looking statements herein include, without limitation, statements addressing future financial and operating results; statements regarding growth strategies; statements relating to the expected financial performance of recent initiatives; statements regarding the use of non-financial metrics, and statements regarding the transformation of our business. In addition, past performance cannot be relied upon as a guide to future performance.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: potential that the information and estimates used to predict anticipated revenues and expenses were not accurate; potential that we fail to maintain an effective system of internal controls that could cause us to be unable to accurately report our financial results or prevent fraud; potential that demand for our services will not continue to increase; the risk that we will not be able to continue to enter into new online marketing relationships to drive qualified traffic to our advertisers; risks associated with our ability to compete with competitors and increased competition for distribution partners; political and global economic risks attendant to our business; risks associated with legal and cultural pressures on certain of our advertiser’s service and/or product offerings; other economic, business and competitive factors generally affecting our business; the risk that operation of our business model infringes upon intellectual property rights held by others; our reliance on distribution partners for revenue generating traffic; risks associated with our expanding international presence; difficulties executing integration strategies or achieving planned synergies with acquired businesses and private label initiatives; the risk that we will not be able to effectively manage our growth; the risk that new technologies could emerge which could limit the effectiveness of our products and services; risks associated with the operation of our technical systems, including system interruptions, security breaches and damage; risks associated with Internet security, including security breaches which, if they were to occur, could damage our reputation and expose us to loss or litigation; risks relating to regulatory and legal uncertainties, both domestically and internationally.

Non-GAAP Financial Measures

This press release includes discussion of additional financial measures “EBITDA” and “Adjusted EPS.” These measures are defined as non-GAAP financial measures by the Securities and Exchange Commission and may differ from non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles. FindWhat.com provides reconciliations of these two financial measures to net income and net income per share in its press releases regarding actual financial results. A reconciliation of these two financial measures to net income and net income per share for the three months and full year ended December 31, 2004 included in this press release is set forth below.

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FindWhat.com, Inc.
Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,

	2004	2003	2004	2003

	(unaudited)	(unaudited)	(unaudited)
Revenues	$58,726	$21,019	$169,470	$72,221

Operating expenses
Search serving	2,212	756	6,069	2,802
Marketing, sales and service	35,614	11,681	98,979	40,963
General and administrative	8,677	2,733	25,145	8,604
Product development	1,780	426	5,548	1,520
Impairment loss on goodwill	1,140	—	1,140	—
Amortization	2,187	—	5,686	—

Total operating expenses	51,610	15,596	142,567	53,889

Income from operations	7,116	5,423	26,903	18,332
Interest income, net	122	164	495	532
Foreign currency translation gain	327	—	339	—
Other income (expense)	—	—	(19)	—

Income before provision for income taxes	7,565	5,587	27,718	18,864

Income tax expense	2,817	2,046	10,690	7,106

Net income	$4,748	$3,541	$17,028	$11,758

Net income per share
Basic	$0.16	$0.17	$0.65	$0.59

Diluted	$0.15	$0.15	$0.60	$0.53

Weighted-average number of common shares outstanding
Basic	30,372	21,409	26,318	19,867

Diluted	32,611	23,693	28,518	22,076

FindWhat.com, Inc.
Reconciliations to Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,

Additional information:	2004	2003	2004	2003

EBITDA, excluding non-cash goodwill impairment charge	$11,511	$5,932	$37,137	$20,083

Adjusted net income per diluted share	$0.19	$0.15	$0.72	$0.53

	Three Months Ended December 31,		Year Ended December 31,

Reconciliation of EBITDA excluding Non-cash Goodwill Impairment Charge to Net Income	2004	2003	2004	2003

EBITDA, excluding non-cash goodwill impairment charge	$11,511	$5,932	$37,137	$20,083
Interest	449	164	815	532
Taxes	(2,817)	(2,046)	(10,690)	(7,106)
Depreciation	(1,068)	(509)	(3,408)	(1,751)
Non-cash goodwill impairment charge	(1,140)	—	(1,140)	—
Amortization	(2,187)	—	(5,686)	—

Net income	$4,748	$3,541	$17,028	$11,758

	Three Months Ended December 31,		Year Ended December 31,

Reconciliation of Adjusted Net Income per Diluted Share to Net Income per Share – Diluted	2004	2003	2004	2003

Adjusted net income per diluted share	$0.19	$0.15	$0.72	$0.53
Amortization per diluted share	(0.07)	—	(0.20)	—
Tax effect on amortization, per diluted share	0.03	—	0.08	—

Net income per share – diluted	$0.15	$0.15	$0.60	$0.53

	Three Months Ended December 31,		Year Ended December 31,

Reconciliation of Adjusted Net Income per Diluted Share excluding Non-Cash Goodwill Impairment Charge and Tax Benefit to Net Income per Share – Diluted	2004	2003	2004	2003

Adjusted net income per diluted share excluding non-cash goodwill impairment charge and tax benefit	$0.20	$0.15	$0.74	$0.53

Amortization per diluted share	(0.07)	—	(0.20)	—
Tax effect on amortization, per diluted share	0.03	—	0.08	—
Impairment loss on goodwill, per diluted share	(0.03)	—	(0.04)	—
Non-recurring permanent tax benefit, per diluted share	0.02	—	0.02	—

Net income per share – diluted	$0.15	$0.15	$0.60	$0.53

	Three Months Ended December 31,		Year Ended December 31,

Reconciliation of Net Income excluding Non-Cash Goodwill Impairment Charge and Tax Benefit to Net Income	2004	2003	2004	2003

Net income before non-cash goodwill impairment charge and tax benefit	$5,318	$3,541	$17,598	$11,758

Non-cash impairment loss on goodwill	(1,140)	—	(1,140)	—
Non-recurring permanent tax benefit	570	—	570	—

Net income	$4,748	$3,541	$17,028	$11,758

	Three Months Ended December 31,		Year Ended December 31,

Reconciliation of Net Income per Diluted Share excluding Non-Cash Goodwill Impairment Charge and Tax Benefit to Net Income per Share – Diluted	2004	2003	2004	2003

Net income per diluted share excluding non-cash goodwill impairment charge and tax benefit	$0.16	$0.15	$0.62	$0.53
Impairment loss on goodwill, per diluted share	(0.03)	—	(0.04)	—
Non-recurring permanent tax benefit, per diluted share	0.02	—	0.02	—

Net income per share – diluted	$0.15	$0.15	$0.60	$0.53

FindWhat.com, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par values)

ASSETS	December 31, 2004	December 31, 2003

	(unaudited)
CURRENT ASSETS
Cash, cash equivalents and short-term investments	$54,224	$59,210
Accounts receivable, less allowance for doubtful accounts of $3,095 and $223 at December 31, 2004 and 2003, respectively	26,117	5,051
Deferred income taxes	2,510	180
Note receivable	—	2,054
Income taxes receivable	1,626	758
Prepaid expenses and other current assets	1,555	2,554

Total current assets	86,032	69,807

EQUIPMENT AND FURNITURE – NET	16,755	4,695
INTANGIBLE ASSETS – NET	235,486	—
OTHER ASSETS	2,931	156

Total assets	$341,204	$74,658

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$33,421	$7,770
Deferred revenue	5,798	1,866
Current portion of long-term debt	485	—
Other current liabilities	4,216	—

Total current liabilities	43,920	9,636

DEFERRED INCOME TAXES	5,855	600
OTHER LONG-TERM LIABILITIES	3,750	115

Total liabilities	53,525	10,351

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value; authorized, 500 shares; none issued and outstanding	—	—
Common stock, $.001 par value; authorized, 200,000 shares; issued 30,501 and 21,428, respectively; outstanding 30,448 and 21,421, respectively	31	21
Additional paid-in capital	247,132	52,884
Treasury stock; 53 and 7 shares at cost, respectively	(804)	(82)
Accumulated other comprehensive income	12,808	—
Retained earnings	28,512	11,484

Total stockholders’ equity	287,679	64,307

Total liabilities and stockholders’ equity	$341,204	$74,658